Exhibit 9

April 2, 2013

Sandler O’Neill & Partners, L.P.

1251 Avenue of the Americas, 6th Floor

New York, New York 10020

Re:	Proposed Public Offering by Independent Bank Group, Inc.

The undersigned, an executive officer, director, shareholder and/or proposed shareholder of Independent Bank Group, Inc., a Texas corporation (the “Company”), understands that Sandler O’Neill & Partners, L.P., as representative of one or more underwriters, (the “Representative”), proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company providing for the public offering of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as an executive officer, director and/or shareholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Representative that, during a period of 180 days from the date of the Underwriting Agreement (the “Lock-up Period”), the undersigned will not, without the prior written consent of the Representative, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Stock or any securities convertible into or exchangeable or exercisable for shares of the Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Stock, whether any such swap or transaction is to be settled by delivery of Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may (i) transfer the undersigned’s shares of the Stock (a) as a bona fide gift or gifts or charitable contributions, provided that the donee or donees agree to be bound in writing by the restrictions set forth herein, (b) pursuant to the exercise by the undersigned of, or the vesting of shares of Stock held by the undersigned pursuant to, options or other rights to acquire or receive shares of the Stock or any security of the Company convertible into shares of the Stock that have been granted by the Company pursuant to any equity incentive, stock rights or stock option plan described in the Registration Statement on Form S-1 of the Company registering the offer and sale of the Shares (each, a “Plan”), where the shares of the Stock received upon any such exercise are held by the undersigned, individually or as fiduciary, in accordance with the terms of this Lock-Up Agreement, (c) to the Company in connection with a cashless or “net” exercise of any options or other rights to acquire shares of the Stock or any security of the Company convertible into shares of the Stock that have been granted by the Company pursuant to any Plan, (d) to any trust, family limited partnership or similar entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust, general partner of the family limited partnership or similar person, as the case may be, agrees to be bound by the restrictions set forth herein, (e) by testate or intestate succession, provided that each transferee agrees to be bound in writing by the restrictions set forth herein, (f) if the undersigned is an entity, transfers to the limited partners, beneficial interest owners, members or stockholders as part of a distribution, or to any corporation, partnership or other business that is its affiliate of the undersigned, provided that each transferee agrees to be bound in writing by the restrictions set forth herein, (g) that the undersigned acquires on the open market after the date of the Underwriting Agreement, (h) held in an discretionary trading account maintained by a broker-dealer for the benefit of a person other than the undersigned and over which the undersigned may be deemed to have the power of disposition, or (i) with the prior written consent of the Representative; provided that, in the case of any transfer, distribution or sale pursuant to this clause (i), no filing under Section 16(a) of the Exchange Act of 1934, as amended (the “Exchange Act”), during the Lock-Up Period shall be required or shall be voluntarily made in connection therewith (other than a filing that reports solely one or more acquisitions of shares of the Stock); and (ii) enter into a written trading plan with respect to shares of the Stock designed to comply with Rule 10b5-1 under the Exchange Act, provided that no sales are made pursuant to such trading plan during the Lock-up Period. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned now owns and, except as contemplated by one or more of clauses (i)(a) through (i) and (ii) above, for the duration of this Agreement will own the undersigned’s Shares, free and clear of all liens, encumbrances and contractual obligations existing as of the date hereof which could foreseeably result in a disposition of the undersigned’s Shares during the Lock-Up Period, except for those (if any) disclosed in an appendix to this letter. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company and its transfer agent and registrar against the transfer of the undersigned’s Shares, except in compliance with the foregoing restrictions. In furtherance of the foregoing, the Company is hereby authorized to decline to make or authorize any transfer of securities of the Company if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned understands that the Company, the Representative and the other underwriters party to the Underwriting Agreement are relying upon this Lock-Up Agreement in proceeding toward consummation of the Offering. The undersigned represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. The undersigned further understands that this Lock-Up Agreement is irrevocable and agrees that the provisions of this Lock-Up Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

If the Underwriting Agreement does not become effective, if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares to be sold thereunder (other than any shares of Common Stock subject to the underwriters’ over-allotment option) or, if the undersigned is not a director, officer or shareholder of the Company at the date of this Lock-Up Agreement and does not purchase any Shares in the proposed directed share program in connection with the public offering of the Shares, the undersigned shall be released from all obligations under this Lock-up Agreement. Notwithstanding anything herein to the contrary, this Lock-up Agreement shall automatically terminate and be of no further effect as of 4:00 p.m. Eastern Time on April 8, 2013 if a closing for the offering of the Shares has not yet occurred as of that time.

This Lock-up Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

Signature:	/s/ David R. Brooks
David R. Brooks

Exhibit A to Lock Up Agreement

David Brooks

962,093 shares of unregistered stock are pledged.